Filed Pursuant to Rule 424(b)(3)
Registration No. 333-91818

PROSPECTUS SUPPLEMENT NO. 2
TO PROSPECTUS DATED JANUARY 30, 2003

$125,000,000

Documentum, Inc.
4 1/2% Senior Convertible Notes
Due April 1, 2007
and
4,163,312 Shares of Common Stock Issuable Upon
Conversion of the Notes

     This prospectus supplement No. 2 relates to the resale by the selling security holders of 4 1/2% Senior Convertible Notes due April 1, 2007 issued by Documentum, Inc. and the shares of common stock issuable upon conversion of the notes.

     This prospectus supplement should be read in conjunction with the prospectus dated January 30, 2003, as supplemented by prospectus supplement No. 1 dated March 27, 2003, both of which are to be delivered with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it.

     Investing in our common stock or the notes involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 4 of the prospectus, as well as the section entitled “Risk Factors” included in our recent quarterly and annual reports filed with the Securities and Exchange Commission.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

     The table under the caption “Selling Security Holders” on pages 16-18 of the prospectus dated January 30, 2003 is hereby amended by adding to it certain security holders identified in the table below and amending information regarding a selling security holder identified in the table below.

	Principal			Common Stock Owned
	Amount at			Upon
	Maturity of	Shares of		Completion of the
	Notes	Common Stock		Offering
	Beneficially	Beneficially	Conversion
	Owned and	Owned Before	Shares Offered	Number of
Name	Offered (1)	the Offering(2)	(3)	Shares	Percentage

Clinton Multistrategy Master Fund, Ltd. (4)	$4,715,000	—	157,040	—	*
Family Service Life Insurance Co.(5)	$100,000	—	3,330	—	*
Guardian Pension Trust(5)	$400,000	—	13,322	—	*
Guardian Life Insurance Co.(5)	$2,500,000	—	83,266	—	*
Morgan Stanley Dean Witter Convertible Securities Trust(6)	$2,000,000	—	66,613	—	*
RAM Trading, Ltd.(7)	$2,000,000	—	66,613	—	*

*	Less than 1%.

(1)	Amounts indicated may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act since the date upon which the selling security holders provided to us the information regarding their notes.

(2)	Figures in this column do not include the shares of common stock issuable upon conversion of the notes and listed in the column to the right.

(3)	Assumes conversion of the full amount of the notes held by each holder at an initial conversion rate of 33.3065 shares per $1,000 dollars of notes converted.

(4)	Mike Vacca has voting and investment control over the securities held by Clinton Multistrategy Master Fund, Ltd. This includes additional amounts now being registered by the selling security holder for notes beneficially owned and offered, and common stock issuable upon conversion of the notes, in addition to the amounts that were previously included in the prospectus dated January 30, 2003 and prospectus supplement No. 1 dated March 27, 2003.

(5)	John Murphy has voting and investment control over the securities held by Family Service Life Insurance Co., Guardian Pension Trust and Guardian Life Insurance Co. These holders were not previously included as holders in the prospectus dated January 30, 2003 or prospectus supplement No. 1 dated March 27, 2003.

(6)	Morgan Stanley Dean Witter Convertible Securities Trust is a wholly owned subsidiary of Morgan Stanley, an investment company registered under the Investment Company act of 1940. This holder was not previously included as a holder in the prospectus dated January 30, 2003 or prospectus supplement No. 1 dated March 27, 2003.

(7)	It is not practicable to list all natural persons who have voting and investment control over the securities held by RAM Trading, Ltd. due to the fact that twelve persons hold such control. This holder was not previously included as a holder in the prospectus dated January 30, 2003 or prospectus supplement No. 1 dated March 27, 2003.

     Information concerning the selling security holders listed above is based upon information provided to us by the selling security holders as of May 30, 2003. Information about the selling security holders may change over time. Any changed information will be set forth in prospectus supplements and/or amendments. The selling security holders listed in the table above may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, some or all of its notes since the date on which the information in the table is presented. In addition, the conversion rate and therefore the number of shares of common stock issuable upon conversion or redemption of the notes are subject to adjustment. See “Description of the Notes” beginning on page 21 of the prospectus. As a result, the aggregate principal amount of notes and the number of shares of common stock issuable upon conversion or redemption may increase or decrease.

The date of this prospectus supplement is June 2, 2003.